EXHIBIT 10.2
April 29, 2008
MedAssets, Inc.
100 North Point Center East,
Suite 200
Alpharetta, Georgia 30022
Re: Credit Agreement dated as of October 23, 2006 (as amended or modified from time to time, the “Credit Agreement”) by and among MedAssets, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A. (“Bank of America”), as Administrative Agent, Swing Line Lender and L/C Issuer. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Credit Agreement.
Ladies and Gentlemen:
The Borrower has advised Bank of America and Banc of America Securities LLC (“BAS”) that it intends to acquire all of the capital stock of Accuro Healthcare Solutions, Inc. (the “Target”) for a purchase price not exceeding $360 million (based on the market value of common equity of the Borrower on the date hereof), such purchase price to be paid with a combination of common equity of the Borrower, approximately $105 million of cash on hand and approximately $110 million of borrowings under the Credit Agreement (the “Acquisition”).
In connection with the foregoing, BAS is pleased to advise you of its willingness to be the sole and exclusive lead arranger and book manager (in such capacities, the “Lead Arranger”) to form a syndicate of financial institutions (collectively, the “Additional Lenders”) reasonably acceptable to you to provide additional Revolving Commitments in an aggregate amount of $40 million (the “Facility Increase”), and Bank of America is pleased to offer its commitment to lend all of the Facility Increase, upon and subject to the terms and conditions set forth in this letter (this “Commitment Letter”) and in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”).
Furthermore, BAS is pleased to advise you of its willingness to structure and arrange an amendment to the Credit Agreement (the “Amendment”) that would require the approval of the Required Lenders and the approval of Lenders holding a majority of the Revolving Commitments (together, the “Requisite Lenders”) pursuant to which the Acquisition would be permitted and the Facility Increase would be effected. Bank of America hereby advises you of its commitment to replace all of the commitments and/or loans provided by the non-consenting Lenders with its own commitment and/or loans under the Credit Agreement to the extent necessary to achieve the approval of the Amendment from the Requisite Lenders.
The commitment of Bank of America hereunder and the undertaking of BAS to provide the services described herein are subject to the satisfaction of each of the following conditions precedent and the conditions precedent identified in the Summary of Terms in a manner acceptable to Bank of America and BAS: (a) the accuracy and completeness in all material respects of all representations that you and your affiliates make to Bank of America and BAS in this Commitment Letter and your compliance in all material respects with the terms of this Commitment Letter (including the Summary of Terms) and your compliance with the Fee Letter (as hereinafter defined); (b) prior to and during the syndication of the Amendment there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its subsidiaries and (c) the negotiation, execution and delivery of definitive documentation for the Facility Increase and the Amendment consistent with the Summary of Terms and the Fee Letter or otherwise reasonably satisfactory to Bank of America and BAS. Notwithstanding anything in this Commitment Letter (including the Summary of Terms), the Fee Letter, the definitive documentation for the Existing Credit Facility or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Existing Credit Facility and the Facility Increase (collectively, the “New Facilities”) on the Closing Date shall be (A) the representations and warranties made by the Company (as defined in the Purchase Agreement) and each Signing Seller (as defined in the Purchase Agreement) in the Purchase Agreement as are material to the interests of the Existing Lenders and the Additional Lenders, but only to the extent that the Borrower has the right to terminate its obligations under the Purchase Agreement as a result of a breach of such representations and warranties in the Purchase Agreement and (B) the Specified Representations (as defined below) and (ii) the terms of the Amendment shall be in a form such that it does not impair availability of the New Facilities on the Closing Date if the conditions set forth herein and in the Summary of Terms are satisfied (it being understood that, to the extent any collateral is not or cannot be provided on the Closing Date (other than (x) the pledge of stock of domestic subsidiaries which may be perfected by delivery of such stock and (y) the perfection of security interests in domestic assets which may be perfected solely by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision of any such collateral shall not constitute a condition precedent to the availability of the New Facilities on the Closing Date, but may instead be provided after the Closing Date pursuant to arrangements to be mutually agreed). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in the Credit Agreement relating to (a) corporate existence, (b) corporate power and authority, (c) the enforceability of the Credit Agreement, the Loan Documents and the Amendment, (d) due execution and delivery, (e) due execution, delivery and performance does not contravene any material law, organizational documents or require any material consent from any governmental authority, (f) Federal Reserve margin regulations, (g) use of proceeds and (h) the Investment Company Act.
The Lead Arranger intends to commence syndication efforts promptly upon your acceptance of this Commitment Letter. You agree to actively assist the Lead Arranger in achieving a syndication of the Facility Increase and approval of the Amendment satisfactory to BAS (it being understood that the successful syndication (as defined in the Fee Letter) of the Facility Increase and the approval of the Amendment shall not be a condition precedent to Bank of America’s commitment provided herein). Such assistance shall include (a) your providing and causing your advisors to provide Bank of America, BAS and the other Lenders upon request with all information reasonably available to you or your advisors that is reasonably deemed necessary by Bank of America and BAS to complete syndication and approval of the Amendment; (b) your using commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit from your existing banking relationships and (c) otherwise using commercially reasonable efforts to assist Bank of America and BAS in their syndication efforts to the extent reasonably requested by them, including by making your senior management and advisors available from time to time on reasonable notice to attend or make presentations regarding the business and prospects of the Borrower and its subsidiaries at one or more meetings of prospective Additional Lenders.
It is understood and agreed that the Lead Arranger will manage and control all aspects of the syndication, in consultation with you, including decisions as to the selection of prospective Additional Lenders (who shall be reasonably acceptable to you), when commitments will be accepted and the final allocations of the commitments among the Additional Lenders. It is understood that no Additional Lender participating in the Facility Increase will receive compensation from you in order to obtain its commitment, except on the terms contained herein. It is also understood and agreed that the amount and distribution of the fees among the Additional Lenders will be at the sole and absolute discretion of Bank of America and BAS.

You hereby represent, warrant and covenant that (a) all information, other than Projections (defined below), which has been or is hereafter made available to Bank of America, BAS or the Lenders by you or any of your representatives (or on your or their behalf) in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is and on the Closing Date (as hereinafter defined) will be complete and correct in all material respects and does not and on the Closing Date will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (b) all financial projections concerning the Borrower and its subsidiaries and the Target and its subsidiaries that have been or are hereafter made available to Bank of America, BAS or the Lenders by you or any of your representatives on or before the Closing Date (the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time so made available. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Amendment (the “Closing Date”) so that the representation, warranty and covenant in the preceding sentence is correct on the Closing Date. In arranging and syndicating the Facility Increase and the Amendment, Bank of America and BAS are and will be using and relying on the Information and the Projections (collectively, the “Pre-Commitment Information”) without independent verification thereof.
You hereby acknowledge that (a) BAS and/or Bank of America will make available Information and Projections (collectively, “Borrower Materials”) to the proposed syndicate of Additional Lenders by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the proposed Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). You hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” you shall be deemed to have authorized BAS, Bank of America and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws, it being understood that certain of such Borrower Materials may be subject to the confidentiality requirements of the definitive credit documentation; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) BAS and Bank of America shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, you shall be under no obligation to mark any Borrower Materials “PUBLIC.”
The Borrower agrees to reimburse Bank of America and BAS from time to time on demand for all documented reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Moore & Van Allen PLLC, as counsel to BAS and the Administrative Agent) incurred by us in connection with the Facility Increase, the syndication thereof, the preparation of definitive documentation for the Amendment and the other transactions contemplated hereby.
You agree to indemnify and hold harmless Bank of America, BAS, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable documented fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or the transactions contemplated hereby or (b) the Facility Increase, the Amendment and any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or breach in bad faith of such Indemnified Party’s obligations hereunder. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions described herein, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or breach in bad faith of such Indemnified Party’s obligations hereunder. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, except to the extent such damages arise from such Indemnified Party’s gross negligence, willful misconduct or breach in bad faith of such Indemnified Party’s obligations hereunder.
The provisions of the immediately preceding two paragraphs shall remain in full force and effect notwithstanding termination of this letter or any undertaking hereunder.
This Commitment Letter and the fee letter among you, Bank of America and BAS of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys, financial and other professional advisors retained by you in connection with the Amendment or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose (a) this Commitment Letter but not the Fee Letter in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (b) this Commitment Letter and the flex provisions of the Fee Letter (but not any other provisions of the Fee Letter) to the Target and its accountants, attorneys, financial or other professional advisors. Further, Bank of America and BAS shall be permitted to use information related to the syndication and arrangement of the Amendment in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications.
In connection with all aspects of each transaction contemplated by this letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Facility Increase, the Amendment and any related arranging or other services described in this letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and Bank of America and BAS, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this letter; (ii) in connection with the process leading to such transaction, Bank of America and BAS, each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (iii) neither Bank of America nor BAS has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether Bank of America or BAS has advised or is currently advising you or your affiliates on other matters) and neither Bank of America nor BAS has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this letter; (iv) Bank of America and BAS and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and Bank of America and BAS have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) Bank of America and BAS have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against Bank of America and BAS with respect to any breach or alleged breach of agency or fiduciary duty.
The provisions of the immediately preceding three paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Amendment shall be executed and delivered, and notwithstanding the termination of this letter or any undertaking hereunder.
This Commitment Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.
This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you and BAS hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the transactions contemplated hereby and thereby or the actions of BAS in the negotiation, performance or enforcement hereof. The undertaking of BAS may be terminated by BAS, if you fail to perform your obligations under this Commitment Letter on a timely basis.
This Commitment Letter (including the Summary of Terms) and the Fee Letter embody the entire agreement and understanding among Bank of America, BAS, you and your affiliates with respect to the Facility Increase and the Amendment and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitment of Bank of America and the undertaking of BAS hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by Bank of America or BAS to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by the Borrower without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.
This offer will expire at 5:00 p.m. (Eastern time) on April 30, 2008 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this letter and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, this undertaking and commitment will expire on July 31, 2008 unless definitive documentation for the Facility Increase and the Amendment is executed and delivered prior to such date. In consideration of the time and resources that BAS and Bank of America will devote to the Amendment and the Facility Increase, you agree that, until such expiration, you will not solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing senior credit facility or facilities for the Borrower and its subsidiaries.

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours, BANC OF AMERICA SECURITIES LLC
By:	/s/ A. Britt Canady
	Name:	A. Britt Canady
	Title:	Managing Director

BANK OF AMERICA, N.A.
By:	/s/ R. Shawn Janko
	Name:	R. Shawn Janko
	Title:	Senior Vice President

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN: MEDASSETS, INC.
By:	/s/ L. Neil Hunn
	Name:	L. Neil Hunn
	Title:	CFO

SUMMARY OF TERMS AND CONDITIONS
MEDASSETS, INC.
$40 MILLION FACILITY INCREASE
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter (the “Commitment Letter”) to which this Summary of Terms and Conditions is attached.

BORROWER:	MedAssets, Inc. (the “Borrower”).

GUARANTORS:
The same guarantors (the “Guarantors”) that presently guarantee the obligations of the Borrower under that certain Credit Agreement dated as of October 23, 2006 (as amended or modified from time to time, “Existing Credit Facility”) by and among the Borrower, the guarantors party thereto, the lenders party thereto (the “Existing Lenders”) and the Administrative Agent (as defined below).

ADMINISTRATIVE AGENT:	Bank of America, N.A. (the “Administrative Agent” or “Bank of America”) will act as sole and exclusive administrative agent.

SOLE LEAD ARRANGER AND SOLE BOOK MANAGER:	Banc of America Securities LLC (“BAS”).

LENDERS:
A syndicate of financial institutions arranged by BAS, which institutions shall be acceptable to the Borrower, the Administrative Agent and BAS (collectively, the “Additional Lenders”; and together with the Existing Lenders, the “Lenders”).

FACILITY INCREASE:	A $40 million increase (the “Facility Increase”) in the Aggregate Revolving Commitments (as defined in the Existing Credit Facility).

PURPOSE:
The proceeds of the Facility Increase shall be used: (i) finance the acquisition of Accuro Healthcare Solutions, Inc. (the “Acquisition”); and (ii) pay fees and expenses incurred in connection with the Acquisition; and (iii) for general corporate purposes.

CLOSING:	The execution of definitive loan documentation, to occur on or before July 31, 2008 (the “Closing Date”).

INTEREST RATES:	As set forth in Addendum I.

CONDITIONS PRECEDENT TO CLOSING:	The Closing (and funding) of the Facility Increase and the Amendment will be subject to satisfaction of the conditions precedent set forth below:

(i)	The negotiation, execution and delivery of definitive documentation (including, without limitation, customary legal opinions and other customary closing documents) for the Facility Increase and the Amendment consistent with the terms set forth herein and the Fee Letter or otherwise reasonably satisfactory to BAS, the Administrative Agent and the Lenders (it being understood that in no event will the Amendment be less favorable to the Borrower and its subsidiaries than the terms set forth in the Existing Credit Facility other than (x) any terms of the Amendment more restrictive to the Borrower and its subsidiaries that are identified herein or in the Commitment Letter or the Fee Letter and (y) the financial covenants set forth in Section 8.11 of the Existing Credit Facility which may be amended pursuant to the Amendment to require no less than a 20% cushion based on projections provided to Bank of America).

(ii)	The purchase agreement (including all schedules and exhibits thereto) dated as of the date of the Commitment Letter regarding the purchase of the Target and its subsidiaries (the “Purchase Agreement”) and all other agreements, instruments and documents relating to the Acquisition shall not be altered, amended or otherwise changed or supplemented or any condition therein waived, in any manner that would be adverse in any material respect to the Borrower or the Lenders without the prior written consent of the Lead Arranger and the Administrative Agent. The Acquisition shall have been consummated in accordance, in all material respects, with the terms of the Purchase Agreement.

(iii)	The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that (A) the ratio of Consolidated Funded Indebtedness (as defined in the Existing Credit Facility) of the Borrower and its subsidiaries at the Closing Date to the Consolidated EBITDA (which shall be calculated on a pro forma adjusted basis as of the last day of the twelve month period most recently ended at least 30 days prior to the Closing Date reflecting the Acquisition) was not greater than 4.25 to 1.00, (B) the Consolidated EBITDA of the Borrower and its subsidiaries (which shall be calculated on a pro forma adjusted basis as of the last day of the twelve month period most recently ended at least 30 days prior to the Closing Date reflecting the Acquisition) was not less than $80 million and (C) the Borrower has an unused amount of not less than $20 million under the Aggregate Revolving Commitments after giving effect to the Acquisition. Set forth on

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Addendum II is a calculation of adjusted EBITDA for the fiscal quarters identified on Addendum II.

(iv)	There shall not have occurred since December 31, 2007 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have (a) a Material Adverse Effect (as defined below) or (b) a Company Material Adverse Effect (as defined in the Purchase Agreement). “Material Adverse Effect” means a material adverse change in, or a material adverse effect on, the operations, business, assets, liabilities or financial condition of the Borrower and its subsidiaries (after giving effect to the Acquisition), taken as a whole.

(iv)	Receipt of all governmental, shareholder and third party consents and approvals required under the Purchase Agreement.

(v)	The Administrative Agent shall have received customary opinions of counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the Amendment and the Facility Increase) and such customary corporate resolutions, certificates and other documents as the Administrative Agent shall reasonably require.

(vi)	All accrued fees and expenses of the Administrative Agent, the Lead Arranger and the Lenders (including the fees and expenses of counsel for the Administrative Agent) shall have been paid.

PRICING:	As set forth in Addendum I.

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